Exhibit 99.1

SWS Announces Significantly Improved Fiscal 2005 Financial Results

$31.3 Million in Net Income Reported for the Year

DALLAS, September 20, 2005 – SWS Group, Inc. (NYSE: SWS - news) today announced financial results for the fiscal year and fourth quarter ended June 24, 2005.

For fiscal 2005, SWS recorded net income of $31.3 million, or diluted earnings per share (EPS) of $1.80, on revenues of $345.5 million, compared with net income of $2.8 million, or diluted EPS of 16 cents per share, on revenues of $281.0 million in the prior fiscal year. Fiscal 2005 results include a non-cash, after-tax gain of $12.2 million from the redemption of the company’s outstanding Derivative Adjustable Ratio Securities(SM) (DARTS(SM)), which matured four days into fiscal 2005. SWS exchanged all of its common stock holdings in Knight Trading Group (373,550 shares) to redeem the DARTS at maturity.

Fiscal 2005 and 2004 results have been adjusted to reflect the proper valuation of the embedded derivative in the company’s DARTS securities. The effect of the adjustment was to reduce previously reported year-to-date 2005 net income by $3.1 million and to increase fiscal 2004 net income by $135,000. The decrease in 2005 income is offset by an equal increase in income in prior years, and the cumulative impact of this adjustment is zero. Concurrent with this release, the company is filing its fiscal 2005 Form 10-K which reflects restatement of its financial statements for 2004 and 2003, each quarter in 2005 and certain financial information for the years 2002 and 2001.

For the fourth quarter, SWS recorded net income of $5.3 million, or diluted EPS of 30 cents, on revenues of $97.6 million, compared with a net loss of $4.3 million, or a loss of 25 cents per share, on revenues of $69.0 million in the fourth quarter of the prior fiscal year. The fourth quarter of fiscal 2004 included an $8 million contingent liability for an anticipated enforcement action by regulatory authorities. The company’s principal broker/dealer paid a total of $10 million ($9.3 million after tax) to settle the enforcement action. The total amount of the fine was reflected in the financial results reported for fiscal 2004.

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Fiscal 2005 net income, excluding the impact of the DARTS’ maturation, was $19.2 million, a 57.7 percent increase over fiscal 2004 net income of $12.1 million, excluding the impact of the contingent liability for the regulatory enforcement action. Net income in the fourth quarter of fiscal 2005 increased 43.9 percent to $5.3 million from $3.7 million in the fourth quarter of fiscal 2004, excluding the impact of the $8 million contingent liability in the 2004 quarter.

“Overall we are pleased with the results for fiscal 2005,” said SWS Group CEO Donald W. Hultgren. “We had a strong year for interest income, were able to reduce expenses in key areas and believe we have a solid foundation upon which to build going forward as we continue our strategic plan to grow our clearing, brokerage and banking businesses.”

For the fourth quarter of fiscal 2005, SWS Group recorded a 55 percent increase in net interest revenue to $24.7 million from $16.0 million in the fourth quarter of the prior fiscal year. For all of fiscal 2005, net interest revenue grew to $83.3 million from $62.5 million in fiscal 2004. The brokerage group’s growth in net interest revenue resulted primarily from increased securities lending activities and improved spreads. In the banking group, net interest is the primary source of income and represents the amount by which interest and fees generated by the bank exceed the cost of funds.

The bank benefited from the strength of the regional housing market and from strong growth in its purchased mortgage loan business nationally. While single-family construction loans and single-family mortgage loans generated a substantial portion of its revenue, the bank continued to diversify its lending base by increasing commercial loans 36 percent and consumer loans 45 percent in fiscal 2005.

SWS Group’s fiscal year results also benefited from efforts to control expenses. Operating expenses, excluding the effect of the prior year’s regulatory fine, declined almost $11 million. Savings included $2.6 million from replacing leased technology equipment with purchased equipment, efficiencies from the brokerage operating system and completion of capital lease obligations. Communications expense declined $2.1 million, primarily as a result of closing an institutional trading office in Michigan. Reductions were also achieved in costs related to Comprehensive Software

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Systems ($1.4 million), license fees ($1.2 million), floor brokerage and clearing organization charges ($541,000), and advertising and promotional expense ($470,000). Commission and other employee compensation also decreased $1.1 million, as revenue-producing employees generated lower levels of commission revenue. Partially offsetting these reductions, FSB Financial recorded reserves of $1.7 million in the fourth quarter for probable loan losses related to a portfolio of auto receivables purchased from an affiliate of Dan Nelson Automotive Group, Inc.

“We were pleased to see our clearing volume increase by more than 400,000 trades in the fourth quarter,” Hultgren said. “Although we processed fewer transactions this year, the mix of business was more profitable.”

Transactions processed for general securities correspondents increased by 15 percent, while transactions processed for high-volume trading customers declined sharply, resulting in a year-to-year increase in revenue per transaction of 58 cents. Overall transactions processed declined to 11.2 million in fiscal 2005 versus 28.8 million in the prior fiscal year. Hultgren explained that one high volume trading customer began to clear its own transactions in the second quarter of fiscal 2005. That event, along with fewer transactions from other high volume correspondents, contributed to the decline.

“Clearing volume stabilized and began to grow in the fourth quarter,” Hultgren said. “We believe the number of trades processed will increase modestly in fiscal 2006 as new clearing customers come on stream.”

Southwest had a total of 224 correspondents at the end of fiscal 2005 compared with 215 at the end of fiscal 2004. Book value per share was $15.34 compared with $14.66 at the end of the prior fiscal year.

SWS Group will broadcast its quarterly conference call with financial professionals via the Internet on Wednesday, September 21 at 9 a.m. Central Daylight Time. Shareholders and other interested parties will be able to access the webcast from a link on the SWS Internet home page at http://www.swsgroupinc.com.

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SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., Southwest Securities Bank, SWS Financial Services, Inc., and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the SEC.

Financial Statements Follow

Adjusted Net Income

(In Thousands)

SWS believes that the presentation of net income excluding gain on the maturity of the DARTS for the fiscal year ended June 24, 2005, and the SEC fine for the quarter and the fiscal year ended June 25, 2004 is useful to investors because it is more indicative of SWS’ net income from recurring operations. Management has provided this information to assist the reader in understanding the impact of the large gain recognized when the DARTS matured June 30, 2004 and the impact of the SEC fine. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

	Fiscal Year Ended			Three Months Ended
	6/24/05	6/25/04	%Chg	6/24/05	6/25/04	%Chg
	(Restated)			(Restated)
Net Income	$31,332	$2,845		$5,310	$(4,310)
Maturation of DARTS	(12,176)	—		—	—
SEC Fine	—	9,300		—	8,000

Adjusted Net Income	$19,156	$12,145	57.7%	$5,310	$3,690	43.9%

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 24, 2005 and June 25, 2004

(In thousands, except par values and share amounts)

	June 24, 2005	June 25, 2004 (Restated)
Assets
Cash	$23,045	$88,589
Assets segregated for regulatory purposes	330,788	367,070
Marketable equity securities available for sale	2,208	7,038
Receivable from brokers, dealers and clearing organizations	2,855,296	3,107,287
Receivable from clients, net	372,143	421,799
Loans held for sale, net	172,023	79,083
Loans, net	591,857	462,957
Securities owned, at market value	167,118	136,199
Securities purchased under agreements to resell	28,890	4,909
Goodwill	11,660	8,183
Other assets	76,116	57,844

Total assets	$4,631,144	$4,740,958

Liabilities and Stockholders’ Equity
Short-term borrowings	$68,400	$—
Payable to brokers, dealers and clearing organizations	2,755,076	3,050,748
Payable to clients	609,477	691,456
Deposits	587,978	501,094
Securities sold under agreements to repurchase	8,061	—
Securities sold, not yet purchased, at market value	106,163	88,957
Drafts payable	32,018	32,212
Advances from Federal Home Loan Bank	93,539	36,576
Other liabilities	103,496	82,968
Exchangeable subordinated notes	—	3,769

Total liabilities	4,364,208	4,487,780

Minority interest in consolidated subsidiaries	1,166	2,396

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,977,240 and outstanding 17,329,779 shares at June 24, 2005; issued 17,817,444 and outstanding 17,109,925 shares at June 25, 2004	1,797	1,781
Additional paid-in capital	248,955	245,391
Retained earnings	23,920	425
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	138	12,833
Deferred compensation, net	529	834
Treasury stock (647,461 shares at June 24, 2005 and 707,519 shares at June 25, 2004, at cost)	(9,569)	(10,482)

Total stockholders’ equity	265,770	250,782

Commitments and contingencies
Total liabilities and stockholders’ equity	$4,631,144	$4,740,958

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three and twelve months ended June 24, 2005 and June 25, 2004

(In thousands, except per share and share amounts)

	Three Months Ended June 24, 2005	Three Months Ended June 25, 2004 (Restated)	Twelve Months Ended June 24, 2005	Twelve Months Ended June 25, 2004 (Restated)
Net revenues from clearing operations	$3,381	$4,290	$14,078	$19,253
Commissions	20,814	23,758	83,751	96,838
Interest	54,071	24,716	162,296	95,871
Investment banking, advisory and administrative fees	7,605	8,672	27,995	28,384
Net gains on principal transactions	5,694	3,348	36,017	17,960
Other	6,046	4,171	21,315	22,709

Total revenue	97,611	68,955	345,452	281,015

Commissions and other employee compensation	38,525	34,730	140,294	141,429
Interest	29,353	8,729	78,955	33,324
Occupancy, equipment and computer service costs	6,075	6,956	25,903	28,509
Communications	2,393	3,254	11,073	13,193
Floor brokerage and clearing organization charges	1,437	1,494	5,783	6,324
Advertising and promotional	845	1,304	3,338	3,808
Other	10,878	15,655	31,197	44,929

Total expense	89,506	72,122	296,543	271,516

Income (loss) before income tax expense and minority interest in consolidated subsidiaries	8,105	(3,167)	48,909	9,499
Income tax expense	2,776	936	16,932	5,627

Income (loss) before minority interest in consolidated subsidiaries	5,329	(4,103)	31,977	3,872
Minority interest in consolidated subsidiaries	(19)	(207)	(645)	(1,027)

Net income (loss)	5,310	(4,310)	31,332	2,845
Net income (loss) recognized in other comprehensive income (loss), net of tax	(293)	(1,058)	(12,695)	160

Comprehensive income (loss)	$5,017	$(5,368)	$18,637	$3,005

Earnings per share – basic
Net income (loss)	$0.31	$(0.25)	$1.82	$0.17

Weighted average shares outstanding – basic	17,282,852	17,125,359	17,212,587	17,102,149

Earnings per share - diluted
Net income (loss)	$0.30	$(0.25)	$1.80	$0.16

Weighted average shares outstanding – diluted	17,437,257	17,125,359	17,397,346	17,278,035

CONTACT:    Jim Bowman, Vice President - Corporate Communications, (214) 859-9335 jbowman@swst.com

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